Exhibit 10.35

REPORT OF INDEPENDENT PETROLEUM ENGINEERS

RESERVE AND ECONOMIC EVALUATION
OIL AND GAS PROPERTY

TARAPUR AREA

INDIA

Owned by

GEOGLOBAL RESOURCES INC.

January 1, 2011
(December 31, 2010)

February 22, 2011

GeoGlobal Resources Inc.
200, 625 - 4th Avenue SW
Calgary, AB
T2P 0K2

Attention:  Mr. Sunil Karkera

Dear Sir:

Re:         GeoGlobal Resources Inc.
Reserve and Economic Evaluation – January 1, 2011

In accordance with your authorization we have performed a reserve and economic evaluation of oil and gas properties owned by GeoGlobal Resources Inc. (the "Company") for an effective date of January 1, 2011 (as of December 31, 2010).

This evaluation has been carried out in accordance with the guidelines of Regulation S-X, Rule 4 -10 (a) of the Securities Exchange Act, with respect to the classification of Proved and Probable Reserves, in conjunction with the standards set out in the Canadian Oil and Gas Evaluation Handbook, Volume 1 – Second Edition (COGEH-1) prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy and Petroleum (Petroleum Society).  The report has been prepared and/or supervised by a "Qualified Reserves Evaluator" as demonstrated on the accompanying Certificate of Qualification of the author(s).

The SCOPE OF REPORT contains the authorization and purpose of the report and describes the methodology and economic parameters used in the preparation of this report.

The SUMMARY OF RESERVES AND ECONOMICS (SEC) contains the results of the economic forecasts using the new pricing guidelines as defined in Regulation S-X 210.4-10 22 (v), and expressed in United States dollars for the proved and proved plus probable reserves, as applicable for SEC filing.

The DISCUSSION contains a description of the interests and burdens, reserves and geology, production forecasts, product prices, capital and operating costs and a map of each major property.  The economic results and cash flow forecasts (before income tax) are also presented on an entity and property summary level.

A REPRESENTATION LETTER from the Company, confirming that to the best of their knowledge all the information they provided for our use in the preparation of this report was complete and accurate as of the effective date, is enclosed following the Glossary.

Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.  We have no responsibility to update our report for events and circumstances which may have occurred since the preparation date of this report.

Prior to public disclosure of any information contained in this report, or our name as author, our written consent must be obtained, as to the information being disclosed and the manner in which it is presented.  This report may not be reproduced, distributed or made available for use by any other party without our written consent and may not be reproduced for distribution at any time without the complete context of the report, unless otherwise reviewed and approved by us.

We consent to the submission of this report, in its entirety, to securities regulatory agencies and stock exchanges, by the Company.

It has been a pleasure to prepare this report and the opportunity to have been of service is appreciated.

Yours very truly,
Chapman Petroleum Engineering Ltd.

[Original Signed By:]

C.W. Chapman

C.W. Chapman, P. Eng.,
President

[Original Signed By:]

Roy A. Collver

Roy A. Collver, P. Eng
Petroleum Engineer

CERTIFICATE OF QUALIFICATION

I, C. W. CHAPMAN, P. Eng., Professional Engineer of the City of Calgary, Alberta, Canada, officing at Suite 445, 708 – 11th Avenue S.W., hereby certify:

1.	THAT I am a registered Professional Engineer in the Province of Alberta and a member of the Australasian Institute of Mining and Metallurgy.

2.	THAT I graduated from the University of Alberta with a Bachelor of Science degree in Mechanical Engineering in 1971.

3.
THAT I have been employed in the petroleum industry since graduation by various companies and have been directly involved in reservoir engineering, petrophysics, operations, and evaluations during that time.

4.	THAT I have in excess of 25 years in the conduct of evaluation and engineering studies relating to oil & gas fields in Canada and around the world.

5.
THAT I participated directly in the evaluation of these assets and properties and preparation of this report for GeoGlobal Resources Inc., dated February 22, 2011 and the parameters and conditions employed in this evaluation were examined by me and adopted as representative and appropriate in establishing the value of these oil and gas properties according to the information available to date.

6.	THAT I have not, nor do I expect to receive, any direct or indirect interest in the properties or securities of GeoGlobal Resources Inc. its participants or any affiliate thereof.

7.	THAT I have not examined all of the documents pertaining to the ownership and agreements referred to in this report, or the chain of Title for the oil and gas properties discussed.

8.	A personal field examination of these properties was considered to be unnecessary because the data available from the Company's records and public sources was satisfactory for our purposes.

[Original Signed By:]

C.W. Chapman

C. W. Chapman, P.Eng.
President

CERTIFICATE OF QUALIFICATION

I, ROY A. COLLVER, of the City of Calgary, Alberta, Canada, officing at Suite 445, 708 – 11th Avenue S.W., hereby certify:

1.	THAT I am a registered Engineer-In-Training in the Province of Alberta.

2.	THAT I graduated from Queen’s University in Kingston, Ontario with a Bachelor of Science degree in Engineering Physics in 2005.

3.
THAT I participated directly in the evaluation of these assets and properties and preparation of this report for GeoGlobal Resources Inc., dated February 22, 2011 and the parameters and conditions employed in this evaluation were examined by me and adopted as representative and appropriate in establishing the value of these oil and gas properties according to the information available to date.

4.	THAT I have not, nor do I expect to receive, any direct or indirect interest in the properties or securities of GeoGlobal Resources Inc., its participants or any affiliate thereof.

5.	THAT I have not examined all of the documents pertaining to the ownership and agreements referred to in this report, or the chain of Title for the oil and gas properties discussed.

6.	A personal field examination of these properties was considered to be unnecessary because the data available from the Company’s records and public sources was satisfactory for our purposes.

[Original Signed By:]

Roy A. Collver

Roy A. Collver, P. Eng.
Petroleum Engineer

TABLE OF CONTENTS

Scope of Report

Authorization
Purpose
Reserve Definitions
Barrels of Oil Equivalent
Sources of Information
Product Sales Arrangements
Royalties
Capital Expenditures and Operating Costs
Income Tax Parameters
Economics
Constant Price Parameters

Summary of Company Reserves and Economics

Table 1:                      Summary of Company Reserves and Economics Before Tax
Table 1T:                      Summary of Company Reserves and Economics After Tax

SCOPE OF REPORT

Authorization
This evaluation has been authorized by Mr. Sunil Karkera, on behalf of GeoGlobal Resources Inc.   The engineering analysis has been performed during the months of January and February 2011.

Purpose
The purpose of this report was to prepare a third party independent appraisal of the oil and gas reserves owned by GeoGlobal Resources Inc. for the Company's financial planning and for filing with the SEC in the USA.

The values in this report do not include the value of the Company's undeveloped land holdings nor the tangible value of their interest in associated plant and well site facilities they may own.

Reserve Definitions
Proved and probable reserves as classified in the report have been based on Rule 4-10(a) of Regulation S-X of the Securities Exchange Act. The following definitions are considered to be consistent with the principles of COGEH and are compliant with the standards of NI 51-101:

Classification of Reserves
Proved Oil and Gas Reserves
Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.
(i)	The area of the reservoir considered as proved includes:
(A)	The area identified by drilling and limited by fluid contacts, if any, and
(B)
Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)
In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)
Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:
(A)
Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.
(v)
Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Probable Reserves
Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.
(i)
When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)
Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

Possible Reserves
Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.
(i)
When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)
Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.
(iv)
The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(iv)
Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(v)
Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

Barrel of Oil Equivalent
If at any time in this report reference is made to “Barrels of Oil Equivalent” (BOE), the conversion used is 6 Mscf : 1 STB (6 Mcf : 1 bbl).

BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent value equivalency at the well head.

Sources of Information
Source of the data used in the preparation of this report are as follows:
i)	Ownership and Burdens have been derived from the Company's land records and other information from the Company as required for clarification;
ii)	Production data is acquired from public data sources, except for very recent data or certain wells which are provided directly by the Company;
iii)	Well data is accessed from the Company's well files and from public data sources;
iv)
Operating Costs are based on actual revenue and expense statements provided by the Company for established properties or from discussions with the Company and our experience in the area for new or non-producing properties;

v)
Price differentials are derived from revenue statements, compared to actual posted prices for the appropriate benchmark price over a period of several months for established properties or from discussions with the Company and our experience in the area for new or non-producing properties;

vi)	Timing of Development Plans and Capital estimates are normally determined by discussions with the Company together with our experience and judgment.

Product Sales Arrangements
The Company does not have any "hedge" contracts in place at this time.

Royalties
A full provision for Crown royalties under the latest regulations and incentive programs for the Tarapur area have been included in this report.

Under the terms of the Production Sharing Agreement, all royalties and cess fees are paid by the licensee, OGNC.

Capital Expenditures and Operating Costs
Operating costs and capital expenditures have been based on historical experience and analogy where necessary and have not been escalated.

Income Tax Parameters
Net cash flows after consideration of corporate income tax have been included in this report.

The Company has a seven year income tax holiday on production from this area. Once the holiday period has expired, the Company can offset future income with their share of sunk exploration and development capital. Once all sunk capital is recovered, the net revenue from profit petroleum is taxable at a rate of 41.2%. The majority of operating costs are deductible.

Abandonment and restoration costs, net of salvage, have been accounted for in the cash flow forecasts for each level of reserves. Abandonment and restoration cost estimates have been based on discussions with the Company and analogy with similar fields in the area.

Economics
The economic analysis has been performed on a spread sheet format to account for all the terms of the PSC.

Constant Price Parameters
The price used for each area in this report, in accordance with SEC regulation S-X rule 4-10, was the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Adjustments for crude quality, gas heating value and NGL trucking and fractionation have still been applied to the average prices to reflect actual prices being received.  In addition, no escalation has been applied to either the capital expenditures or operating costs.

The average price shown in the cash flows may differ from year to year due to variations in the proportionate production volumes from each property relative to the total.

For the purpose of US Security Exchange Commission filing, the results of the Constant Prices and Cost case for proved and probable reserves are expressed in United States dollars are presented in the Summary of Reserves and Economics (SEC).

SUMMARY OF COMPANY RESERVES AND ECONOMICS

INDEX

Constant Prices and Costs (SEC S-X GUIDELINES)

Table 1:               Summary of Company Reserves and Economics – Before Tax

Table lT:               Summary of Company Reserves and Economics – After Tax

Table 1
Summary of Company Reserves and Economics
Before Income Tax
January 1, 2011
Geoglobal Resources Inc
	N e t T o A p p r a i s e d I n t e r e s t
	Reserves						Cumulative Cash Flow (BIT) - M$
	Light and Medium		Sales Gas		NGL
	Oil MSTB		MMscf		Mbbls		Discounted at:
Description	Gross	Net	Gross	Net	Gross	Net	Undisc.	5%/year	10%/year	15%/year	20%/year
Proved Developed Producing
Tarapur wells (Kalol)	55	55	155	155	0	0	3,611	3,185	2,856	2,596	2,386
Total Proved Developed Producing	55	55	155	155	0	0	3,611	3,185	2,856	2,596	2,386
Probable
Tarapur wells (Kalol)	418	409	617	595	0	0	18,127	13,673	10,614	8,439	6,845
Total Probable	418	409	617	595	0	0	18,127	13,673	10,614	8,439	6,845
Total Proved Plus Probable	473	464	772	750	0	0	21,738	16,858	13,470	11,035	9,231

M$ means thousands of dollars

"Gross reserves" means the total of GGR's working interest in the estimated field reserves before the deduction of the Government's share of production under the applicable production sharing agreement and before the deduction of all applicable royalties.

"Net reserves" means the total of GGR's working interest in the estimated resources after the deduction of the Government's share of production under the applicable production sharing agreement and after the deduction of all applicable royalties.

Columns may not add precisely due to accumulative rounding of values throughout the report.

Table 1T									Constant Prices & Costs
Summary of Company Reserves and Economics
After Income Tax
January 1, 2011
Geoglobal Resources Inc
	N e t T o A p p r a i s e d I n t e r e s t
	Reserves						Cumulative Cash Flow - M$
	Light and Medium		Sales Gas		NGL
	Oil MSTB		MMscf		Mbbls		Discounted at:
Description	Gross	Net	Gross	Net	Gross	Net	Undisc.	5%/year	10%/year	15%/year	20%/year
Proved Developed Producing
Total Proved Developed Producing (BIT)	55	55	155	155	0	0	3,611	3,185	2,856	2,596	2,386
Company Income Tax	-	-	-	-	-	-	-	-	-	-	-
Total Proved Developed Producing (AIT)	55	55	155	155	0	0	3,611	3,185	2,856	2,596	2,386
Probable
Total Probable (BIT)	418	409	617	595	0	0	18,127	13,673	10,614	8,439	6,845
Company Income Tax	-	-	-	-	-	-	(2,406)	(1,475)	(937)	(613)	(413)
Total Probable (AIT)	418	409	617	595	0	0	15,721	12,198	9,677	7,826	6,432
Total Proved Plus Probable (AIT)	473	464	772	750	0	0	19,332	15,383	12,533	10,422	8,818

M$ means thousands of dollars

"Gross reserves" means the total of GGR's working interest in the estimated field reserves before the deduction of the Government's share of production under the applicable production sharing agreement and before the deduction of all applicable royalties.

"Net reserves" means the total of GGR's working interest in the estimated resources after the deduction of the Government's share of production under the applicable production sharing agreement and after the deduction of all applicable royalties.

Columns may not add precisely due to accumulative rounding of values throughout the report.